Exhibit 99.1     Press release of Alcan Inc., dated October 24, 2006.

Press Release

FOR IMMEDIATE RELEASE

ALCAN REVIEWING SUCCESSION OPTIONS FOR DEPARTING PRESIDENT OF ITS PRIMARY METAL GROUP

SUCCESSOR TO BE NAMED BY YEAR-END

Montreal, Canada - October 24, 2006 - Alcan Inc. announced today that it is reviewing succession options related to the departure of Cynthia Carroll, currently Senior Vice President of Alcan Inc. and President of the Company's Primary Metal business group.  Effective mid-January 2007, Ms. Carroll will be joining Anglo American plc to become Chief Executive Officer. A successor is expected to be announced by year-end and the business will continue reporting to her in the interim.

"Cynthia has played a key role in Alcan's growth and development as well as its merger integration activities," said Dick Evans, President and Chief Executive Officer of Alcan Inc. "On behalf of the entire Alcan family, I wish to thank her for her contribution and wish her every success in her new role," he added.

"Alcan has built substantial depth and management capability in its team and as such, we expect to be in a position to name a successor before Cynthia departs at year-end.  I have every confidence that the strong team in place will continue to deliver on our attractive pipeline of primary metal growth projects," Evans added.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of US$20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com Chrystele Ivins Tel.: +33-1-56-28-24-18 chrystele.ivins@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com